PRESS RELEASE

AMERICAN ITALIAN PASTA COMPANY                                    NEWS
------------------------------                                    RELEASE

Contact:
Linda Ward, Vice President - Investor Relations and Corporate Communications
816/502-6211

                 AMERICAN ITALIAN PASTA COMPANY REPORTS RECORD
                 ---------------------------------------------
                  FOURTH QUARTER AND FISCAL YEAR 1999 RESULTS
                  -------------------------------------------
                  AND ANNOUNCES FIRST INTERNATIONAL EXPANSION
                  -------------------------------------------

     - Achieves record quarterly and annual net income, revenues, and operating profits;
     -     Reports fourth quarter EPS of $.37 (up 32%)
     - Strong volume gains in fiscal 1999 make AIPC the largest pasta producer in North
           America.

     EXCELSIOR SPRINGS, MO (October 27, 1999) - American Italian Pasta Company (NYSE.PLB) today reported record revenues, operating profits, net income and earnings per share for its fourth quarter and fiscal year ended October 1, 1999.

     Timothy S. Webster, President and CEO, said, "I am excited to report that AIPC continued its excellent record of strong performance during 1999. The strength of our fourth quarter contributed to record full-year results, allowing us to post our eleventh consecutive year of growth. I am extremely pleased with the progress made this year. We achieved our aggressive growth targets. We reduced costs, improved margins, and strengthened our management team. We successfully completed three major capital expansions, including the new Kenosha, WI plant, which has enabled us to achieve outstanding growth in our ingredient business. We secured several new customers during the year including a substantial supply relationship with Golden Grain. Thanks to our superior fiscal 1999 performance, AIPC is now the largest volume producer of pasta in North America."

     Mr. Webster continued, "Also, we recently extended our supply agreement with Sysco, our second largest customer, through June 2003. For the fourth consecutive year, AIPC was named as one of Sysco's top ten suppliers. Sysco chooses this special group from their 1,500 suppliers and to receive it four years running is indeed an honor. "I'm also pleased to announce AIPC is expanding internationally and will market Italian-made pasta, initially to customers in the U.S., the U.K. and certain other pan-European markets. We have a contract to purchase property near Milan, Italy. Upon closing, we will immediately begin construction of a new pasta manufacturing facility. The site is a former food processing plant built in 1987 and has been vacant since 1997. Construction is expected to take about 12-18 months, at a total cost of $35-$40 million. The facility will contain the latest pasta manufacturing technology and will have an initial capacity of approximately 100 million pounds. We will begin supplying Italian-made product to certain customers immediately through supply arrangements with current Italian producers and will transfer to AIPC production once our new Italian plant is operational. The process of building a solid "on-the-ground" organization in Italy has already begun. We have added two Italian nationals with combined experience in food processing of over forty years. We have prior experience working with both of these individuals. Because many of the townspeople worked in the plant when it was operational, we will have an experienced workforce to draw from as well."

     Horst W. Schroeder, AIPC's board chairman said, "An AIPC-owned and managed Italian pasta manufacturing facility will allow us to participate in additional target markets. The U.S. currently imports over 400 million pounds of pasta from Italy representing approximately 8-10% of the market, with significant presence in the Retail and Food Service markets. We believe we can leverage our leadership position in these markets and build a meaningful increase in sales without cannibalizing existing sales. A number of structural changes to the European economy support our belief that this is an unusual opportunity:

     - standardization of food regulation and labeling in the European Common Market.
     -     a single European currency.
     -     continued consolidation of the European food retail trade and
     - the significance of private label and control-label offerings to European retailers."

     Mr. Schroeder continued, "We believe significant opportunities exist in this environment for AIPC to apply our U.S. market approach to the European private label, food service and industrial pasta markets. Our approach is characterized by high quality products at competitive costs, supported with sophisticated marketing programs. The pasta-manufacturing expertise of our American team combined with the international expertise of our Italian team provides outstanding leadership for this new venture. I am extremely confident our team can execute the Italian strategy and begin building a significant international presence."

     Mr. Webster added, "We expect our Italian plant to be fully utilizing its Phase I capacity by the end of 2002, but we believe the long-term potential for this business will greatly exceed Phase I capacity. Our current estimates indicate the Italian facility could contribute $40-$50 million in sales and $0.13 - $0.16 in earnings per share to AIPC at Phase I capacity. Given our strategy of building the volume first with purchased product, we expect this initiative to be additive to earnings from day one."

     Commenting on the completed fiscal year 1999, Mr. Schroeder said, "AIPC's performance for both the fourth quarter and the full year reflects this team's ability to plan and execute well. We continue to strengthen this already solid group. They have demonstrated they can achieve aggressive targets and have positioned the Company for more impressive growth in the future."

     Turning to AIPC's results for the quarter, Mr. Webster said: "This was another quarter of outstanding financial results for AIPC. We achieved our earnings targets, setting Company records for operating profits and earnings per share, both up 32.1% over the comparable prior-year quarter. Revenues totaled $61.2 million, an increase of 13.2%, on volume growth of 28.6%. Volume gains were led by outstanding growth in both our ingredient business with the new Kenosha facility and continued growth and expansion of our private label business. All other areas of our business performed well and in line with expectations."

     Revenues for the quarter totaled $61.2 million, a $7.1 million or 13.2% increase over the $54.0 million reported in the comparable fiscal 1998 period. The increase is primarily due to volume growth of 28.6% over the prior year, offset by lower average selling prices. Retail and institutional revenues increased by 12.6% and 15.0%, respectively. The pass-through of lower durum wheat costs, along with changes in sales mix, created a 12.8% reduction in average selling prices.

     Gross profit for the quarter totaled $17.2 million, an increase of $3.1 million or 22.0% over the $14.1 million reported in fourth quarter 1998. The increase is primarily attributable to revenue growth and lower per-unit costs. The gross margin percentage for the fourth quarter was 28.1%, increasing from 26.0% in the comparable 1998 quarter. This increase is primarily due to lower raw material costs and lower operating costs per unit in the current quarter.

     Operating profit for the quarter totaled $11.8 million, an increase of $2.9 million or 32.1% over the $8.9 million reported in the prior year quarter. Operating profit as a percentage of revenues improved to 19.2% versus the 16.5% reported in fourth quarter 1998. The increase is generally due to higher gross profits and lower selling and administrative costs as a percentage of sales.

     Interest expense for the quarter totaled $853,000, an increase of $218,000 over the $635,000 in the same period last year.

     Income tax expense for the quarter totaled $4.0 million, an increase of $1.0 million as compared to $3.0 million in the prior year quarter, reflecting effective tax rates of 37.0% and 36.5%, respectively.

     Net income for the quarter totaled $6.9 million, an increase of $1.6 million or 31.0% over the $5.3 million reported in the fourth quarter of 1998. Fourth quarter net income as a percentage of revenue improved to 11.2% versus the 9.7% reported in 1998. Fourth quarter EPS (diluted) is $0.37 per share, up $0.09 or 32.1% versus that reported in 1998.

     Revenue for the fiscal year ended October 1, 1999, was $220.1 million, a $30.8 million or 16.2% increase over fiscal year 1998. Net income was $23.5 million, a $5.9 million or 33.3% increase over last year's net income before extraordinary loss. EPS (diluted) for the year was $1.26, up 28.6% over the $.98 reported before extraordinary items for fiscal 1998.

     AIPC is based in Excelsior Springs, MO, near Kansas City. Founded in 1988, the Company is the largest and one of the fastest-growing producers and marketers of pasta in North America. AIPC has rapidly established a significant market presence in North America by developing strategic customer relationships with food industry leaders that have substantial pasta requirements. The Company's approximately 550 employees produce more than 80 dry pasta shapes in vertically integrated milling, production and distribution facilities, strategically located in Excelsior Springs, MO; Columbia, SC and Kenosha, WI.

     The statements contained in this release regarding a manufacturing facility in Italy and international business expansion are forward looking and based on current expectations. Actual future results could differ materially from those anticipated by such forward-looking statements. The differences could be caused by a number of factors included but not limited to those factors identified in a Current Report on Form 8-K dated October 29, 1997, filed by the Company with the Securities and Exchange Commission (Commission file No. 001-13403), any amendments thereto and other matters disclosed in the Company's other public filings. The Company will not update any forward-looking statements in this press release to reflect future events. For more information, please refer to Form 10-Q filed by the Company with the Securities and Exchange Commission (Commission file No. 001-13403) dated July 28, 1999. The Company expects to file Form 10-K with the Securities and Exchange Commission (Commission file No. 001-13403) in December 1999.

                         AMERICAN ITALIAN PASTA COMPANY
                         ------------------------------

                        Consolidated Statements of Income
                        ---------------------------------

                                   (Unaudited)
                                   -----------

                     (in thousands, except per share amounts)
                     ----------------------------------------


                                           Year Ended            Year Ended
                                          September 30,         September 30,
                                              1999                  1998


Revenues
  Retail                                     $  160,174           134,504
  Institutional                                  59,975            54,886
                                             ----------------------------
Total Revenues                                  220,149           189,390

Cost of goods sold                              160,449           140,110
Plant expansion costs                               130             1,606
                                             ----------------------------

Gross profit                                     59,570            47,674

Selling and marketing expense                    14,855            12,984
General and administrative expense                5,580             4,948
                                             ----------------------------
Operating profit                                 39,135            29,742

Interest expense, net                             2,098             1,539
                                             ----------------------------
Income before income tax expense and
  extraordinary item                             37,037            28,203

Income tax provision                             13,519            10,557
                                             ----------------------------

Income before extraordinary loss                 23,518            17,646

Extraordinary loss, net of tax                       --             2,332
                                             ----------------------------

Net income                                    $  23,518         $  15,314
                                             ============================
Earnings Per Common Share:
  Income per common share before
    extraordinary item                          $  1.30           $  1.03
  Extraordinary Item:
    Loss per common share due to early
      extinguishment of long-term debt,
      net of income taxes                            --              0.14
                                             ----------------------------
  Net income per common share                   $  1.30           $  0.89
                                             ============================

  Weighted average common shares
    outstanding                                  18,108            17,223
                                             ============================

Earnings Per Common Share - Assuming
  Dilution:
  Income per common share
  before extraordinary item                     $  1.26           $  0.98
Extraordinary item:
  Loss per common share due to early
  extinguishment of long-term debt, net
  of income taxes                                    --              0.13
                                            -----------------------------
Net income per common share                    $   1.26              0.85
                                            =============================

Weighted average common shares outstanding      18,621             17,937
                                            -----------------------------

                         AMERICAN ITALIAN PASTA COMPANY
                         ------------------------------

                        Consolidated Statements of Income
                        ---------------------------------

                                   (Unaudited)
                                   -----------

                     (in thousands, except per share amounts)
                     ----------------------------------------


                                            Three Months       Three Months
                                                Ended              Ended
                                            September 30,      September 30,
                                                1999               1998


Revenues
  Retail                                     $   45,479            40,403
  Institutional                                   5,676            13,632
Total Revenues                                   61,155            54,035

Cost of goods sold                               43,979            39,915
Plant expansion costs                                16                54
                                             ----------------------------

Gross profit                                     17,160            14,066

Selling and marketing expense                     4,034             3,839
General and administrative expense                1,355             1,318
                                             ----------------------------

Operating profit                                 11,771             8,909

Interest expense, net                               853               635
                                             ----------------------------

Income before income tax expense                 10,918             8,274

Income tax provision                              4,040             3,024
                                             ----------------------------

Net income                                      $ 6,878           $ 5,250
                                             ----------------------------

Earnings Per Common Share:
  Net Income per common share                   $  0.38           $  0.29

  Weighted average common shares
  outstanding                                    18,147            18,061
                                             ----------------------------

Earnings Per Common Share - Assuming
  Dilution:
  Net income per common share                   $  0.37           $  0.28

Weighted average common shares
  outstanding                                    18,723            18,705
                                             ----------------------------